Exhibit 99.1

August 20, 2014
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS SECOND QUARTER SALES AND EARNINGS RESULTS
-- Comparable Sales Increased 4.4 Percent --
-- Diluted Earnings Per Share Increased 18.2 Percent --

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.04 billion for the quarter ended August 1, 2014, a 10.4 percent increase over the same period a year ago. Diluted earnings per share increased 18.2 percent to $1.04 from $0.88 in the second quarter of 2013. For the six months ended August 1, 2014, net earnings increased 12.2 percent from the same period a year ago to $1.66 billion, and diluted earnings per share increased 20.6 percent to $1.64.

Sales for the second quarter increased 5.7 percent to $16.6 billion from $15.7 billion in the second quarter of 2013, and comparable sales for the quarter increased 4.4 percent. For the six month period, sales were $30.0 billion, a 4.2 percent increase over the same period a year ago, and comparable sales increased 2.8 percent.

“I would like to thank our employees for their hard work during our peak selling season, which helped us deliver solid results for the second quarter. We were able to recover most of the outdoor product sales missed in the first quarter due to unfavorable weather conditions,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.

“We believe home improvement spending will continue to progress in tandem with strengthening job and income growth,” Niblock added. "Our year-to-date sales performance, together with our previous assumptions for the second half of 2014, result in a modest reduction to our sales outlook for the year. Our diluted earnings per share outlook is unchanged, which is a testament to our keen focus on profitability.”

Delivering on its commitment to return excess cash to shareholders, the company repurchased $1.1 billion of stock under its share repurchase program and paid $183 million in dividends in the second quarter. For the six month period, the company repurchased $2.0 billion of stock under its share repurchase program and paid $369 million in dividends.

As of August 1, 2014, Lowe’s operated 1,837 home improvement and hardware stores in the United States, Canada and Mexico representing 200.8 million square feet of retail selling space.

A conference call to discuss second quarter 2014 operating results is scheduled for today (Wednesday, August 20) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2014 Earnings Conference Call Webcast. Supplemental slides will be available fifteen minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until November 18, 2014.

Lowe's Business Outlook

The company has combined its year-to-date sales performance with its previous assumptions for the second half of 2014 when providing the updated outlook below.

Fiscal Year 2014 (comparisons to fiscal year 2013; based on U.S. GAAP unless otherwise noted)

•	Total sales are expected to increase approximately 4.5 percent.

•	Comparable sales are expected to increase approximately 3.5 percent.

•	The company expects to open approximately 10 home improvement and 5 hardware stores.

•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 65 basis points.

•	The effective income tax rate is expected to be approximately 37.2%.

•	Diluted earnings per share of approximately $2.63 are expected for the fiscal year ending January 30, 2015.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 100 home improvement company serving approximately 15 million customers a week in the United States, Canada and Mexico. With fiscal year 2013 sales of $53.4 billion, Lowe’s has more than 1,835 home improvement and hardware stores and 260,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.
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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Six Months Ended
	August 1, 2014		August 2, 2013		August 1, 2014		August 2, 2013
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$16,599	100.00	$15,711	100.00	$30,001	100.00	$28,800	100.00
Cost of sales	10,864	65.45	10,314	65.65	19,508	65.02	18,848	65.44
Gross margin	5,735	34.55	5,397	34.35	10,493	34.98	9,952	34.56
Expenses:
Selling, general and administrative	3,541	21.33	3,414	21.73	6,859	22.87	6,635	23.04
Depreciation	375	2.26	367	2.33	748	2.49	719	2.50
Interest - net	126	0.76	110	0.70	250	0.83	223	0.77
Total expenses	4,042	24.35	3,891	24.76	7,857	26.19	7,577	26.31
Pre-tax earnings	1,693	10.20	1,506	9.59	2,636	8.79	2,375	8.25
Income tax provision	654	3.94	565	3.60	973	3.25	893	3.11
Net earnings	$1,039	6.26	$941	5.99	$1,663	5.54	$1,482	5.14

Weighted average common shares outstanding - basic	995		1,067		1,005		1,077
Basic earnings per common share (1)	$1.04		$0.88		$1.65		$1.37
Weighted average common shares outstanding - diluted	996		1,068		1,007		1,079
Diluted earnings per common share (1)	$1.04		$0.88		$1.64		$1.36
Cash dividends per share	$0.23		$0.18		$0.41		$0.34

Retained Earnings
Balance at beginning of period	$10,985		$12,618		$11,355		$13,224
Net earnings	1,039		941		1,663		1,482
Cash dividends	(229)		(192)		(411)		(366)
Share repurchases	(1,046)		(863)		(1,858)		(1,836)
Balance at end of period	$10,749		$12,504		$10,749		$12,504

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,033 million for the three months ended August 1, 2014 and $935 million for the three months ended August 2, 2013. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,654 million for the six months ended August 1, 2014 and $1,472 million for the six months ended August 2, 2013.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Six Months Ended
	August 1, 2014		August 2, 2013		August 1, 2014		August 2, 2013
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net earnings	$1,039	6.26	$941	5.99	$1,663	5.54	$1,482	5.14
Foreign currency translation adjustments - net of tax	4	0.02	(26)	(0.17)	12	0.04	(26)	(0.09)
Other comprehensive income/(loss)	4	0.02	(26)	(0.17)	12	0.04	(26)	(0.09)
Comprehensive income	$1,043	6.28	$915	5.82	$1,675	5.58	$1,456	5.05

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		August 1, 2014	August 2, 2013	January 31, 2014
Assets
Current assets:
Cash and cash equivalents		$1,039	$1,085	$391
Short-term investments		90	189	185
Merchandise inventory - net		9,315	9,106	9,127
Deferred income taxes - net		276	224	252
Other current assets		355	309	341
Total current assets		11,075	10,913	10,296
Property, less accumulated depreciation		20,368	20,969	20,834
Long-term investments		382	306	279
Other assets		1,312	1,220	1,323
Total assets		$33,137	$33,408	$32,732

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings		$—	$—	$386
Current maturities of long-term debt		54	47	49
Accounts payable		6,191	5,664	5,008
Accrued compensation and employee benefits		635	651	785
Deferred revenue		1,039	985	892
Other current liabilities		2,094	1,993	1,756
Total current liabilities		10,013	9,340	8,876
Long-term debt, excluding current maturities		10,063	9,015	10,086
Deferred income taxes - net		187	390	291
Deferred revenue - extended protection plans		743	733	730
Other liabilities		891	868	896
Total liabilities		21,897	20,346	20,879

Shareholders' equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $.50 par value;
Shares issued and outstanding
August 1, 2014	991
August 2, 2013	1,063
January 31, 2014	1,030	496	532	515
Capital in excess of par value		—	—	—
Retained earnings		10,749	12,504	11,355
Accumulated other comprehensive (loss)/income		(5)	26	(17)
Total shareholders' equity		11,240	13,062	11,853
Total liabilities and shareholders' equity		$33,137	$33,408	$32,732

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	August 1, 2014	August 2, 2013
Cash flows from operating activities:
Net earnings	$1,663	$1,482
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	798	767
Deferred income taxes	(137)	(56)
Loss on property and other assets - net	29	12
Loss on equity method investments	31	27
Share-based payment expense	53	44
Changes in operating assets and liabilities:
Merchandise inventory - net	(182)	(517)
Other operating assets	90	4
Accounts payable	1,180	1,009
Other operating liabilities	398	584
Net cash provided by operating activities	3,923	3,356

Cash flows from investing activities:
Purchases of investments	(300)	(303)
Proceeds from sale/maturity of investments	293	224
Capital expenditures	(384)	(376)
Contributions to equity method investments - net	(151)	(113)
Proceeds from sale of property and other long-term assets	24	47
Other - net	(7)	3
Net cash used in investing activities	(525)	(518)

Cash flows from financing activities:
Net change in short-term borrowings	(386)	—
Repayment of long-term debt	(25)	(22)
Proceeds from issuance of common stock under share-based payment plans	68	100
Cash dividend payments	(369)	(352)
Repurchase of common stock	(2,051)	(2,027)
Other - net	12	8
Net cash used in financing activities	(2,751)	(2,293)

Effect of exchange rate changes on cash	1	(1)

Net increase in cash and cash equivalents	648	544
Cash and cash equivalents, beginning of period	391	541
Cash and cash equivalents, end of period	$1,039	$1,085